Ekso Bionics Report Record Revenues of $4.7 Million in Second Quarter 2023
Record number of EksoHealth devices booked in second quarter 2023
SAN RAFAEL, Calif., July 27, 2023 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company” or “Ekso Bionics”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and six months ended June 30, 2023.

Recent Highlights and Accomplishments

•Achieved record revenues of $4.7 million in the second quarter of 2023, an increase of 36% year-over-year
•Booked a total of 44 EksoHealth devices in the second quarter of 2023
•Gross profit of $2.3 million in the second quarter of 2023, compared to $1.6 million in the same period of last year
•Cash position of $13.3 million at June 30, 2023
“Our strong second quarter results reflect solid commercial execution and continued growth in bookings from our clinical and personal use device customers,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “Highlighted by a record number of EksoHealth device bookings resulting in robust revenue growth of 36% year-over-year, more patients than ever are benefitting from our innovative portfolio of exoskeleton devices across the continuum of care. Looking ahead, we remain focused on securing more multi-unit orders with large network operators to drive sustainable, long-term growth.”

Second Quarter 2023 Financial Results

Revenue was $4.7 million for the quarter ended June 30, 2023, an increase of 36%, compared to $3.5 million for the same period in 2022. The Company booked a total of 44 EksoHealth devices in the second quarter of 2023.

Gross profit for the quarter ended June 30, 2023 was $2.3 million, an increase of 37% from the same period in 2022, representing a gross margin of approximately 48% in the second quarter of 2023, compared to a gross margin of 47% for the same period in 2022. The increase in gross margin was primarily due to lower device costs.

Sales and marketing expenses for the quarter ended June 30, 2023 were $2.3 million, compared to $1.8 million for the same period of 2022. The increase was primarily due to higher compensation costs associated with the acquisition of the Human Motion Control (“HMC”) business unit, severance expense and an increase in marketing activities.

Research and development expenses for the quarter ended June 30, 2023 were $1.4 million, compared to $0.9 million for the same period of 2022. The increase was primarily due to higher costs associated with the acquisition of HMC.

General and administrative expenses for the quarter ended June 30, 2023 were $2.8 million, compared to $2.2 million for the same period in 2022. The increase was primarily due to HMC-related audit and integration costs.

Net loss applicable to common stockholders for the quarter ended June 30, 2023 was $4.2 million, or $0.31 per basic and diluted share, compared to net loss of $3.0 million, or $0.23 per basic and diluted share, for the same period in 2022.

Six Months Ended June 30, 2023

Revenue was $8.8 million for the six months ended June 30, 2023, an increase of 46%, compared to $6.0 million for the same period in 2022. The Company booked a total of 67 EksoHealth devices in the first half of 2023.

Gross profit for the six months ended June 30, 2023 was $4.3 million, representing a gross margin of approximately 48%, compared to gross profit of $2.9 million for the same period in 2022, representing a gross margin of 47%. The overall increase in gross margin was primarily due to lower device costs.

Sales and marketing expenses for the six months ended June 30, 2023 were $4.4 million, compared to $3.5 million the same period in 2022. The increase was primarily due to higher compensation costs associated with the acquisition of HMC, an increase in marketing activities, and severance expense.

Research and development expenses for the six months ended June 30, 2023 were $2.6 million, compared to $1.8 million for the same period in 2022. The increase was primarily due to higher costs associated with the acquisition of HMC.

General and administrative expenses for the six months ended June 30, 2023 were $6.0 million, compared to $5.1 million for the same period in 2022. The increase was primarily due to HMC-related audit and integration costs.

Net loss applicable to common stockholders for the six months ended June 30, 2023 was $8.6 million, or $0.64 per basic and diluted share, compared to net loss of $7.6 million, or $0.59 per basic and diluted share, for the same period in 2022.

Cash on hand on June 30, 2023 was $13.3 million, compared to $20.5 million at December 31, 2022.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event is available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the Company’s focus on securing more multi-unit orders with large network operators and its ability to obtain sustainable, long-term growth, the expected benefits of the acquisition of HMC, potential technological and operational improvements and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30	December 31,
	2023	2022
Assets	(Unaudited)
Current assets:
Cash and restricted cash	$13,307	$20,525
Accounts receivable, net	5,052	4,625
Inventories	5,602	5,187
Prepaid expenses and other current assets	759	700
Total current assets	24,720	31,037
Property and equipment, net	2,304	2,680
Right-of-use assets	1,146	1,307
Intangible assets, net	5,053	5,217
Goodwill	431	431
Other assets	332	231
Total assets	$33,986	$40,903
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,155	$3,151
Accrued liabilities	2,393	2,278
Deferred revenues, current	1,286	1,121
Note payable, current	2,937	2,310
Lease liabilities, current	358	341
Total current liabilities	10,129	9,201
Deferred revenue	1,632	1,032
Notes payable, net	3,301	3,767
Lease liabilities	907	1,087
Warrant liabilities	107	233
Other non-current liabilities	103	141
Total liabilities	16,179	15,461
Stockholders' equity:
Common stock	14	13
Additional paid-in capital	250,000	248,813
Accumulated other comprehensive income	359	563
Accumulated deficit	(232,566)	(223,947)
Total stockholders' equity	17,807	25,442
Total liabilities and stockholders' equity	$33,986	$40,903

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023		2022

Revenue	$4,703	$3,465	$8,825		$6,032
Cost of revenue	2,449	1,824	4,571		3,182
Gross profit	2,254	1,641	4,254		2,850

Operating expenses:
Sales and marketing	2,349	1,841	4,437		3,470
Research and development	1,398	873	2,552		1,793
General and administrative	2,791	2,156	5,997		5,053
Total operating expenses	6,538	4,870	12,986		10,316

Loss from operations	(4,284)	(3,229)	(8,732)		(7,466)

Other (expense) income, net:
Interest expense, net	(61)	(29)	(172)		(56)
Gain on revaluation of warrant liabilities	152	999	126		899
Unrealized gain (loss) on foreign exchange	(7)	(718)	210		(972)
Other expense, net	(30)	(1)	(51)		(3)
Total other income (expense), net	54	251	113		(132)
Net loss	$(4,230)	$(2,978)	$(8,619)	$	$(7,598)

Net loss per share, basic and diluted	$(0.31)	$(0.23)	$(0.64)	$	$(0.59)

Weighted average number of shares of common stock outstanding, basic and diluted	13,637	12,884	13,467		12,807